March 27, 2001

PSI Energy, Inc.
1000 East Main Street
Plainfield, Indiana 46168

Dear Shareholder:

       Enclosed is the PSI Energy, Inc. 2001 Information Statement pertaining to our May 1, 2001 Annual Meeting of Shareholders.

       We have recently learned that Vicky A. Bailey, President and a member of the Board of Directors of PSI, has been nominated by President George W. Bush as Assistant Secretary for International Affairs and Domestic Policy of the U.S. Department of Energy.

       We are very pleased that the President has chosen Vicky for this important assignment, and while we hate to lose her, we also know that this is an honor that she cannot pass up. We are confident that she will do an excellent job in helping form a strong national energy policy at this critical point in time.

       In the meantime, a search for her replacement at PSI will begin immediately.

       Thank you for your continued interest in PSI.

Sincerely,

James E. Rogers Chairman of the Board and Chief Executive Officer